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                                                                     EXHIBIT 5.1


Red Hat, Inc.
2600 Meridian Parkway
Durham, NC 27713

         RE:      REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         This opinion relates to an aggregate of 4,600,000 shares of common stock, par value $.0001 per share ("common stock"), of Red Hat, Inc. (the "Company"), which are the subject matter of a Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (the "Commission") on January 14, 2000, as such may be amended (the "Registration Statement").

         The 4,600,000 shares of common stock covered by the Registration Statement consist of 2,750,000 shares being sold by the Company, 1,750,000 shares being sold for the account of selling stockholders (the "Selling Stockholders") and 600,000 shares subject to an over-allotment option granted by the Company to the underwriters named in the prospectus (the "Prospectus") incorporated in the Registration Statement.

         Based upon such investigation as we have deemed necessary, we are of the opinion that when the 3,350,000 shares of common stock to be sold by the Company pursuant to the Prospectus have been issued and paid for in accordance with the terms described in the Prospectus, such shares of common stock will have been validly issued and will be fully paid and nonassessable. Further, we are of the opinion that the 1,250,000 shares of common stock to be sold by the Selling Stockholders pursuant to the Prospectus are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."



                                                 Very truly yours,


                                                 TESTA, HURWITZ & THIBEAULT, LLP